Exhibit 99.1

Vanda Pharmaceuticals Appoints Anne Sempowski Ward to Board of Directors

WASHINGTON, October 28, 2019 /PRNewswire/ — Vanda Pharmaceuticals Inc. (Vanda) (Nasdaq: VNDA) today announced that Anne Sempowski Ward has joined the company’s Board of Directors, effective October 28, 2019. Following Ms. Ward’s appointment, Vanda’s Board of Directors is now comprised of six directors.

“Anne is an experienced and tested leader who has worked across a wide range of industries and built powerful consumer brands,” said Mihael H. Polymeropoulos, M.D., President and Chief Executive Officer of Vanda. “Her unique perspective as a consumer product executive will inform our expanded growth across key therapeutic markets.”

Ms. Ward currently serves as Chief Executive Officer and Board Member at CURiO Brands, a consumer products company that manufactures and sells personal care and home fragrance products. Prior to CURiO Brands, Ms. Ward served as CEO of Thymes from 2012 to 2016 when it merged with DPM Fragrance to become CURiO Brands. She was the first non-founder CEO of Thymes and successfully managed the transition and merger.

“Anne is an accomplished executive with broad skills developed in both emerging and large global companies,” said H. Thomas Watkins, Chairman of Vanda’s Board of Directors. “We are confident that she will be a strong addition to the Vanda board as we continue to focus on driving value in both product development and commercialization.”

Prior to her work with CURiO Brands, Ms. Ward served as President and Chief Operating Officer, Ebony, Jet & Fashion Fair Cosmetics at Johnson Publishing Company. Before this role, Ms. Ward served as Assistant Vice President for the Coca-Cola Company, where she was responsible for implementing business development strategies and programs to build market share with consumers across all major Coca-Cola brands.

Ms. Ward also spent more than a decade with Procter & Gamble (P&G), first as a process engineer and then transitioning to strategy and brand management. At P&G, Ms. Ward led several brands and categories, including Pampers, Tampax, Clairol Herbal Essences and a number of other well-established, global beauty and home brands.

Ms. Ward received her Bachelor of Science degree in Mechanical Engineering and Material Science from Duke University and her MBA degree from Duke University’s Fuqua School of Business.

About Vanda Pharmaceuticals Inc.

Vanda is a global biopharmaceutical company focused on the development and commercialization of innovative therapies to address high unmet medical needs and improve the lives of patients. For more on Vanda Pharmaceuticals Inc., please visit www.vandapharma.com.

Corporate Contact:

AJ Jones II

Chief Corporate Affairs and Communications Officer

Vanda Pharmaceuticals Inc.

202-734-3400

pr@vandapharma.com